  Exhibit 10.1
MabVax Therapeutics Holdings, Inc.
11535 Sorrento Valley Rd., Suite 400
San Diego, CA 92121
Phone: (858) 259-9405

  August 9, 2017

HS Contrarian Investments, LLC
68 Fiesta Way
Fort Lauderdale, FL 33301
Attn: John Stetson

Re: Letter Agreement

Dear Mr. Stetson,

MabVax Therapeutics Holdings, Inc. (the “Company”) and HS Contrarian Investments, LLC (“HSCI”) hereby agree pursuant to this agreement (this “Letter Agreement”) that:

A.
$2,350,000 Financing

HSCI and certain other investors shall purchase an aggregate of $2,350,000 securities of the Company in a registered direct offering (the “$2,350,000 Financing”). The $2,350,000 Financing shall consist of newly designated Series J Convertible Preferred Stock (the “Series J Preferred Stock”). The Series J Preferred Stock shall include a 125% liquidation preference, 4.99% beneficial ownership limitations, price protection with a $0.10 floor and a Nasdaq blocker. The purchase price per share of common stock issuable upon conversion of the Series J Preferred Stock (the “J Conversion Shares”) shall be $0.55.

B.
Inducement Shares

The Company shall issue newly designated shares of Series K Convertible Preferred Stock (the “Series K Preferred Stock”) issuable into an aggregate of 6,500,000 shares in the form of Series K Preferred Stock (the “Inducement Shares”) stock to be distributed to certain existing investors who participate in the $2,350,000 Financing. The Company shall issue the Series K Preferred Stock within three trading days of closing the $2,350,000 Financing. The Series K Preferred Stock shall be substantially similar to the common stock but include a 4.99% beneficial ownership blocker and may not be converted into common stock prior to obtaining shareholder approval.

C.
Proxy Statement

The company shall file a proxy statement for a special meeting of shareholders within 10 days of closing the $2,350,000 Financing. Proposals shall include (i) an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of its issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-twenty at any time prior to one year from the date of the special meeting, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors, (ii) the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 30% below the market price of the common stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), (iii) the issuance of securities in one or more non-public offerings where the maximum discount at which securities will be offered will be equivalent to a discount of 20% below the market price of the Common Stock, as required by and in accordance with Nasdaq Marketplace Rule 5635(d), (iv) the issuance of the Series J Conversion Shares and (v) the issuance of the Inducement Shares.

D.
Follow-On Financing

HSCI will commit to investing an additional $1,000,000 in a new private or public offering of up to $8,000,000 (the “$8,000,000 Financing”). The $8,000,000 Financing shall sign and close following shareholder approval of each of the proposals identified in Section C of this letter.

E.
Management

The employment terms of all management shall be reduced to two years from three years. Management shall defer portions of their salary for the remainder of the year, which shall be paid upon the earlier of completion of the $8,000,000 Financing or a business transaction that represents, or transactions in the aggregate that represent, in excess of $10,000,000.

F.
Miscellaneous

The rights herein are specific to HSCI, and may only be exercised by the managing partner/president of HSCI which is John Stetson.  Such rights shall not be assigned or transferred to or assumed by any other party or individual, voluntarily or by operation of law, and any such purported assignment, transfer or assumption shall be void and of no force or effect.

This Letter Agreement shall be governed by the laws of the state of New York, without giving effect to any conflict of laws provision, and may not be amended other than through a written agreement executed by the Company and HSCI.

As used herein, “HSCI” shall mean any person or entity controlled by, in control of, or in common control with John Stetson.

MabVax Therapeutics Holdings, Inc.

By:	/s/ J. David Hansen
Name	J. David Hansen
Title	President and Chief Executive Officer

HS Contrarian Investments LLC

By:	/s/ John Stetson
Name	John Stetson
Title	Manager